Exhibit 10.1
2010 Amendment to
Employment Agreement
     THIS AMENDMENT (this “Amendment”), is made and entered into as of January 26, 2010, by and between CENTRUE FINANCIAL CORPORATION, INC., a Delaware corporation (the “Employer”), and Everett J. Solon (the “Executive”).
     A. The Employer and Executive have previously entered into an employment agreement dated January 31, 2007 (the “Agreement”), previously amended December 31, 2008 to satisfy the requirements of Section 409A of the Internal Revenue Code and to eliminate provisions of the Agreement that pertain only to compensation or benefits that have already been paid.
     B. The parties now desire to amend the term of the Agreement.
     C. Except as otherwise provided in this Amendment, the Agreement shall continue in full force and effect.
     NOW, THEREFORE, in consideration of the premises and of the covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employer and the Executive agree to amend the Agreement as follows:
1.	Section 1 of the Agreement is hereby amended to provide as follows:
Section 1. Term. Effective January 1, 2010 (the “Effective Date”) the term of this Agreement and the Executive’s employment hereunder shall be for a term of two (2) years commencing on the Effective Date, and shall automatically be extended for one (1) additional day on the first anniversary of the Effective Date and on each day thereafter, unless and until either party to this Agreement provides written notice of non-renewal to the other party.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Centrue Financial Corporation, Inc.			Everett J. solon

By:	/s/ Heather Hammitt		/s/ Everett J. Solon

	Its:	EVP/Head of Human Resources & Corporate Communications